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                                                                     Exhibit 99



FOR IMMEDIATE RELEASE


CONTACT:  Chris Redcay
          Chief Financial Officer
          1-336-229-2744


                      FIRST COMMUNITY FINANCIAL CORPORATION
                     REAFFIRMS INTENTION TO REPURCHASE STOCK

BURLINGTON, NC - November 14, 2001 - First Community Financial Corporation (NASDAQ: FCFN) announced today that its board of directors has reaffirmed its intention to repurchase up to 160,888 shares or 10%, of the company's outstanding shares of common stock. On May 25, 2001, the company announced its intention to repurchase up to 160,888 shares, but no shares have been repurchased since such announcement.

         On October 4, 2001, First Community entered into a Merger Agreement with Capital Bank Corporation (NASDAQ: CBKN) pursuant to which First Community proposes to merge with and into Capital Bank Corporation, with Capital Bank Corporation being the surviving company. The proposed merger, which is subject to shareholder approvals from both companies, regulatory approvals and other conditions, is expected to be consummated during the first quarter of 2002.

         Repurchases will generally be made through open market purchases.

         On September 30, 2001, First Community had consolidated assets of $211 million and consolidated shareholders equity of $44.4 million. First Community's wholly owned subsidiary, Community Savings Bank, Inc., conducts business from four full service offices in Alamance County, North Carolina.